SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                              Schedule 13G
                Under the Securities Exchange Act of 1934
                             (Amendment No. 5)

                          Comptek Research, Inc.
                        __________________________
                             (Name of Issuer)

                        Common Stock (Par Value $0.02)
                    _____________________________________
                        (Title of Class of Securities)

                                204682 10 8
                           ___________________
                               (CUSIP Number)

Check the following box if a fee is is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other providison of the Act (however, see the Notes).

(Continued on following page(s))

Page 1 of 4 Pages

   CUSIP No.      204682 10 8            13G            Page 2 of 4 Pages

1   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John R. Cummings
    S.S. # ###-##-####
_____________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [ ]
                                                       (b) [ ]
_____________________________________________________________________________
3   SEC USE ONLY
_____________________________________________________________________________

4   CITIZENSHIP OR PLACE OR ORGANIZATION

    United States
_____________________________________________________________________________
NUMBER OF    |  5   SOLE VOTING POWER
SHARES       |      308,000
BENEFICIALLY |_______________________________________________________________
OWNED BY     |  6   SHARED VOTING POWER
EACH         |      N/A
REPORTING    |_______________________________________________________________
PERSON WITH  |  7   SOLE DISPOSITIVE POWER
             |      308,000
             |_______________________________________________________________
             |  8   SHARED DISPOSITIVE POWER
             |      N/A
_____________|_______________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6.7%
_____________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

_____________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    308,000
_____________________________________________________________________________
12  TYPE OF REPORTING PERSON*

    IN
_____________________________________________________________________________
                 *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 204682 10 8              13G       Page 3    of   4    Pages

               SCHEDULE 13G - Year ended 12/31/95


Item 1(a) Name of Issuer:

       Comptek Research, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

       2732 Transit Road, Buffalo, NY  14224

Item 2(a) Name of Person Filing:

       John R. Cummings

Item 2(b) Address of Principal Business Office or, if none, Residence:

       2732 Transit Road, Buffalo, NY  14224

Item 2(c) Citizenship:

       United States

Item 2(d) Title of Class of Securities:

       Common Stock (Par Value $0.02)

Item 2(e) CUSIP Number:

       204682 10 8

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

       Not Applicable

Item 4 Ownership:

       (a) Amount Beneficially Owned: 308,000. This amount includes 40,000 shares held in the name of his wife, Barbara, and 90,000 shares subject to options.

       (b)   Percent of Class: 6.7%

       (c)   Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 308,000

          (ii) shares power to vote or to direct the vote:  Not Applicable

          (iii) sole power to dispose or to direct the disposition of:
                  308,000

          (iv) shares power to dispose or to direct the disposition of: Not Applicable

CUSIP No.   204682 10 8                13G          Page 4 of 4 Pages

Item 5 Ownership of Five Percent or Less of a Class:

       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

       Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       Not Applicable

Item 8 Identification and Classification of Members of the Group:

       Not Applicable

Item 9 Notice of Dissolution of Group:

       Not Applicable

Item 10 Certification:

       Not Applicable

       Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  February 12, 1996


                                        /S/John R. Cummings